Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com
CAPITALSOURCE REPORTS FIRST QUARTER 2006 OPERATING RESULTS
•	For the quarter ended March 31, 2006, adjusted earnings were $81.7 million, or $0.53 per diluted share
•	Grew total assets to $12.8 billion, a net increase of $5.8 billion, or 83% from December 31, 2005
•	Grew commercial assets to $6.6 billion, including growing the funded commercial loan portfolio to $6.4 billion and direct real estate investments to $200.8 million, a net increase of $646.0 million, or 11%, from December 31, 2005
•	Grew residential mortgage investments to $5.7 billion, including the purchase of an additional $1.1 billion in residential mortgage-backed securities and $2.5 billion in residential prime whole mortgage loans financed primarily through debt issued in owner trust securitizations
•	Completed $940.7 million in financing in March 2006, including a $395.7 million equity offering and a $545.0 million unsecured revolving credit facility
•	Implemented a Dividend Reinvestment and Stock Purchase Plan
•	Paid a special $350.9 million ($2.50 per share) earnings and profits dividend on January 25, 2006
•	Paid a $75.6 million ($0.49 per share) quarterly dividend on March 31, 2006
•	Completed a $782.3 million term debt securitization in April 2006

Chevy Chase, MD, May 9, 2006 — CapitalSource Inc. (NYSE: CSE) today reported adjusted earnings of $81.7 million, or $0.53 per diluted share, for the quarter ended March 31, 2006. This represents an increase of $21.2 million, or 35%, from adjusted earnings of $60.5 million, or $0.43 per diluted share, for the quarter ended December 31, 2005. Adjusted earnings represents net income computed in accordance with U.S. generally accepted accounting principles (“GAAP net income”), adjusted for certain non-cash items, including real estate depreciation, amortization of deferred financing fees, unrealized gains and losses on our residential mortgage portfolio including related derivatives, unrealized gains and losses on other derivatives and foreign currencies, provision for loan losses, charge offs, recoveries, non-recurring items and cumulative effect of changes in accounting principles, with appropriate adjustments of the foregoing for income taxes.
GAAP net income for the quarter ended March 31, 2006 was $65.3 million, or $0.42 per diluted share, compared with net income of $51.9 million, or $0.37 per diluted share, for the quarter ended December 31, 2005. See the accompanying financial table for a detailed reconciliation of adjusted earnings to GAAP net income.
Net investment income for the quarter ended March 31, 2006 increased to $143.9 million, representing an increase of 14% from $125.7 million for the quarter ended December 31, 2005. Net investment income represents interest and fee income plus operating lease income, less interest expense.
“During the first quarter, we continued to see strong growth led by growth in our real estate lending and investment activities,” said John K. Delaney, Chairman and Chief Executive Officer. “Our commercial assets, including our senior corporate loans, real estate first mortgages and real estate investments, grew in excess of 10% this quarter, led by increases in first mortgage loans and the addition of our direct investments in healthcare real estate through sale-leaseback transactions. In addition, our return on equity, as measured using our adjusted earnings, was 21.61%. These results support our view that our large and unique franchise is well balanced, highly focused and extremely well positioned for growth and profitability across the next several years.”
On January 27, 2006, we purchased 38 skilled nursing facilities, including one with an attached assisted living facility for $212.3 million in a sale-leaseback transaction, all of which are operated by third parties. This transaction was structured in a “down-REIT” in which a significant portion of the purchase price was paid in the form of units in a newly formed wholly owned subsidiary. These non-managing member units are redeemable for cash or, at our option, exchangeable for shares of common stock. In connection with this transaction, we issued 1.3 million shares of our common stock and reserved an additional 2.5 million shares for potential exchange of the non-managing member units.
During the first quarter of 2006, we continued to execute our plan to qualify as a REIT, partially through investment in additional residential mortgage loans and mortgage-backed securities. We purchased $1.1 billion in mortgage-backed securities financed with repurchase agreements and $2.5 billion in residential prime whole loans, primarily financed with $2.4 billion of debt financing issued in owner trust securitizations.
“We also made significant progress this quarter on our funding plans,” said Thomas A. Fink, Chief Financial Officer. “In addition to completing a very successful equity offering in March, we took a significant step with the completion of our unsecured revolving credit facility that broadened CapitalSource’s financial resources and increased our financial flexibility. This progress has continued into the second quarter with the completion of our 2006-1 term securitization and the expansion and enhancement of our credit facilities in April.”
During the first quarter of 2006, we implemented our Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), which allows current and prospective investors to reinvest cash dividends and to purchase additional shares of our common stock, in some cases at a discount from the market price. In April 2006, we received proceeds of $11.4 million from direct purchases through the DRIP.
On January 25, 2006, we paid a special earnings and profits dividend of $2.50 per share, $350.9 million in the aggregate, in connection with our REIT election. On March 31, 2006, we paid a dividend of $0.49 per share, $75.6 million in the aggregate, to common shareholders of record as of March 3, 2006.
Due to the differences between our commercial lending assets and our residential mortgage investments, during the first quarter of 2006, we began operating and reporting our business in two segments, Commercial Lending & Investment and Residential Mortgage Investment. See the descriptions below and attached tables for more detail on the performance of these segments and of CapitalSource on a consolidated basis.
Commercial Lending & Investment Segment
     Loan Portfolio
•	Gross commercial loans outstanding increased to $6.4 billion as of March 31, 2006, an increase of $445 million from $6.0 billion as of December 31, 2005. Gross commercial loans include loans, loans held for sale and receivables under repurchase agreements.

•	As of March 31, 2006, 37% of our funded commercial loan portfolio consisted of first mortgage loans, 32% consisted of senior secured asset-based loans, 27% consisted of senior secured cash flow loans and 4% consisted of mezzanine loans. These percentages compare to 33% first mortgage loans, 34% senior secured asset-based loans, 29% senior secured cash flow loans, and 4% mezzanine loans as of December 31, 2005.

•	As of March 31, 2006, 33% of our commercial loan portfolio had been originated by our Structured Finance Business, 39% by our Healthcare and Specialty Finance Business and 28% by our Corporate Finance Business. These percentages compare to 32% originated by our Structured Finance Business, 38% by our Healthcare and Specialty Finance Business and 30% by our Corporate Finance Business as of December 31, 2005.

•	Net investment income was $141.5 million for the first quarter 2006, an increase of $15.8 million, or 13%, from $125.7 million for the fourth quarter 2005. Net investment income includes the addition of $4.6 million of operating lease income related to our sale-leaseback transaction that closed in the first quarter 2006.
     Yield / Cost of Funds / Leverage / Net Finance Margin
•	Yield on average interest earning assets was 12.69% for the first quarter 2006, an increase of 54 basis points from 12.15% for the fourth quarter 2005. This increase was primarily the result of a 53 basis point increase in yield from fee income. The increase in yield from fee income was primarily the result of an increase in prepayment-related fee income, which contributed 105 basis points to yield in the first quarter 2006 compared to 34 basis points in the fourth quarter 2005.

•	Cost of funds was 5.55% for the first quarter 2006 compared to 5.01% for the fourth quarter 2005. This increase was primarily the result of rising short-term interest rates during the quarter. Our overall borrowing spread to 30-day LIBOR increased to 0.94% for the first quarter 2006 from 0.84% for the fourth quarter 2005.

•	Leverage, as measured by the ratio of total debt to equity, decreased to 3.00x as of March 31, 2006 from 4.48x as of December 31, 2005. This decrease was primarily due to the impact of our increased equity resulting from our common stock offering in March 2006, the shares issued in connection with the payment of our $350.9 million special “earnings and profits” dividend in January and equity issued in connection with our sale-leaseback transaction.

•	Net finance margin, defined as net investment income divided by average income earning assets, was 8.40% for the first quarter 2006, a 6 basis point increase from 8.34% for the fourth quarter 2005. Net finance margin increased due to higher yield on our income earning assets, primarily due to higher prepayment related fee activity and the addition of operating lease income related to our sale-leaseback transaction, partially offset by higher cost of funds, primarily due to higher short-term interest rates.
     Provision/Allowance for Loan Losses
•	The provision for loan losses was $14.4 million for the first quarter 2006, an increase of $6.6 million from $7.8 million for the fourth quarter 2005.

•	Allowance for loan losses was $101.5 million as of March 31, 2006, a $14.1 million increase from $87.4 million as of December 31, 2005. This increase was due to an increase in the provision for loan losses as described above, slightly offset by loan charge offs. Allowance for loan losses as a percentage of gross loans was 1.58% as of March 31, 2006, an increase of 12 basis points from 1.46% as of December 31, 2005.

•	During the first quarter 2006, we recorded net charge offs of $0.3 million, or 0.02% of average loans during the quarter (annualized), a decrease from charge offs of $2.0 million, or 0.14% of average loans during the quarter (annualized), recorded during the fourth quarter 2005.
     Other Income
•	Other income was $6.4 million for the first quarter 2006, a decrease of $2.1 million from $8.5 million for the fourth quarter 2005. This decrease was primarily due to net realized and unrealized losses on our equity investments, a loss on the extinguishment of debt in connection with our sale-leaseback transaction and a decrease in fees from our HUD mortgage origination services. These decreases were partially offset by the receipt of a break-up fee related to a prospective loan, an increase in diligence deposits forfeited and an increase in gains on derivatives.

Residential Mortgage Investment Segment
•	Our portfolio of residential mortgage investments increased to $5.7 billion as of March 31, 2006, and net investment income was $2.4 million for the first quarter 2006.

•	We acquired $2.5 billion of adjustable rate residential prime mortgage loans during the first quarter 2006, financed primarily with asset-backed notes issued in owner trust securitizations.

•	We purchased an additional $1.1 billion of Freddie Mac and Fannie Mae hybrid adjustable rate mortgage-backed securities during the first quarter 2006, financed primarily through repurchase agreements with various lenders.

•	In March 2006, we exercised our right of substitution on repurchase agreements we used to purchase certain mortgage-backed securities during 2005 and, as a result, these mortgage-backed securities are recorded as assets on the balance sheet as of March 31, 2006, with corresponding liabilities recorded related to the repurchase agreements used to finance these assets. These mortgage-backed securities and related repurchase agreements were recorded net on our consolidated balance sheet as of December 31, 2005 along with derivatives to repurchase these assets.

•	We currently classify our investments in residential mortgage-backed securities as trading securities, which are recorded at fair value with net unrealized gains or losses included in income. Changes in the fair value of these securities are recorded in gain (loss) on residential mortgage investment portfolio on the accompanying consolidated statement of income. This quarter, changes in fair value were largely the result of our relatively quick build of the portfolio and “bid/ask” spreads. We view changes in the fair value of these investments, which do not affect the underlying cash flows of our portfolio of largely interest rate hedged residential mortgage-backed securities, as immaterial to the performance of this portfolio.

•	We have hedged a substantial portion of the interest rate risk associated with our residential mortgage investments and related financings. These hedges are also recorded at fair value with net unrealized gains or losses included in income.

•	Other expense was $6.1 million for the first quarter 2006, an increase of $4.0 million from $2.1 million for the fourth quarter 2005. This increase was attributable to an increase in unrealized losses on our residential mortgage investments primarily related to our mortgage-backed securities, partially offset by an increase in realized and unrealized gains on related derivatives.
     Yield / Cost of Funds
•	Yield on average interest earning assets was 5.39% for the first quarter 2006.

•	Cost of funds was 5.03% for the first quarter 2006.

Consolidated CapitalSource Inc.
     Funding
•	In March 2006, we raised $395.7 million in net proceeds from an offering of 17.6 million shares of common stock. The proceeds from this offering were used to repay outstanding borrowings under our credit facilities.
•	We increased our secured credit facility capacity for our Commercial Lending & Investment segment to $4.5 billion as of March 31, 2006. In addition, we entered into a $545.0 million unsecured syndicated revolving credit facility in March 2006 with a syndicate of 12 lenders. As of March 31, 2006, we had $250.0 million outstanding under this facility.
•	In connection with our Residential Mortgage Investment segment, we recorded $2.4 billion of term debt in owner trust securitizations in February 2006.
     Operating Expenses
•	Total operating expenses were $50.6 million for the first quarter 2006, an increase of $11.8 million, or 30%, from $38.8 million for the fourth quarter 2005. This increase resulted primarily from an increase in compensation costs due to additional employees hired during the quarter and higher incentive compensation. These increases were partially offset by a decrease in the amount of professional fees, which were unusually high in the fourth quarter 2005 due to the implementation of our REIT election plan.
•	Operating expenses as a percentage of average total assets were 2.26% for the first quarter 2006, a decrease of 22 basis points from 2.48% for the fourth quarter 2005. This decrease resulted primarily from the increase in our average total assets, largely due to the addition of our residential mortgage investments. Our efficiency ratio, which represents operating expenses as a percentage of our net investment income and other income, increased to 35.10% for the first quarter 2006 from 29.38% for the fourth quarter 2005.
     Income Taxes
•	As a REIT we generally will not be subject to corporate-level income tax on the earnings distributed to our shareholders derived from our REIT qualifying assets. We will still be subject to corporate-level tax on any undistributed earnings from our REIT qualifying assets and on the earnings derived from our taxable REIT subsidiaries (“TRSs”).

•	Our overall effective tax rate for the quarter ended March 31, 2006 was 16.8%, reflecting our expected annual effective tax rate of 22.9% and the effects of a reduction in net deferred tax liabilities as a result of our REIT election. Our effective income tax rate for the quarter ended March 31, 2006 attributable to our TRSs was 38.6%.
     Subsequent Events
•	In April 2006, we completed a term debt securitization through the sale of floating-rate asset-backed notes which are backed by a $782.3 million diversified pool of commercial loans. The offered notes totaled $715.8 million, or 91.5% of the collateral pool. We used the proceeds of the offering to repay outstanding borrowings under our credit facilities.

•	In April 2006, we amended one of our secured credit facilities to increase the facility amount to $1.2 billion from $1.0 billion and to extend the maturity to April 27, 2007.
We encourage all interested parties to review the presentation we have posted on our website. The presentation can be accessed on the investor relations page of our website at http://www.capitalsource.com, or by using the link below:
http://investor.capitalsource.com/phoenix.zhtml?c=114643&p=irol-irhome
Conference Call and Webcast
We will host a conference call on Tuesday, May 9, 2006 at 10:00 a.m. ET to discuss our first quarter results. If you wish to participate, please call (888) 873-4896 from the United States or (617) 213-8850 from outside the United States with pass code 76552389. Please call approximately ten minutes in advance. The call will also be audio webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.
A telephonic replay will be available from approximately 12:00 p.m. ET May 9, 2006 through May 16, 2006. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code 27889742. An audio replay will also be available on the Investor Relations page of the CapitalSource website.

About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering first mortgage, asset-based, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Structured Finance, Healthcare and Specialty Finance and Corporate Finance. By offering a broad array of financial products, we had outstanding $9.6 billion in loan commitments as of March 31, 2006. Headquartered in Chevy Chase, MD, we have a national network of offices across the country. As of March 31, 2006, we had 548 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.
All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. The forward-looking statements in this press release regarding our intention to qualify as a REIT are subject to particular risks including, but not limited to: no occurrence of other events that require a change in the timing of our REIT election; material variance in the expected level of our cumulative earnings and profits or our projected dividend payout, and the implications of any such variance on our stock price; our ability to access the capital markets on attractive terms or at all to obtain the financing we will need to manage the growth of our existing loan portfolio and to operate as a REIT; our management’s ability to operate our business in accordance with the complex rules and regulations governing REITs as necessary to ensure our qualification and maintenance of our REIT status; potential changes in tax laws that could reduce the benefits we associate with the REIT election; and the relative attractiveness of our dividend payout as compared to other investment options should market interest rates continue to rise.
More detailed information about factors we believe could cause our actual results, performance or achievements to differ materially from anticipated levels is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 8, 2006. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2006	2005
	(Unaudited)
	($ in thousands)
ASSETS
Cash and cash equivalents	$205,484	$323,896
Restricted cash	251,444	284,785
Mortgage-related receivables, net	2,472,860	39,438
Mortgage-backed securities pledged, trading	3,221,981	323,370
Receivables under repurchase agreements	70,132	33,243
Loans held for sale	137,570	59,589
Loans:
Loans	6,225,235	5,894,911
Less deferred loan fees and discounts	(127,501)	(120,407)
Less allowance for loan losses	(101,506)	(87,370)

Loans, net	5,996,228	5,687,134
Property and equipment, net	212,600	11,502
Investments	101,801	126,393
Deferred financing fees, net	44,792	42,006
Other assets	90,244	55,712

Total assets	$12,805,136	$6,987,068

LIABILITIES, NONCONTROLLING INTERESTS AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,201,025	$358,423
Unsecured credit facilities	250,000	—
Secured credit facilities	2,613,473	2,450,452
Term debt	3,861,693	1,779,748
Convertible debt	555,000	555,000
Subordinated debt	283,504	231,959
Stock dividend payable	—	280,720
Cash dividend payable	—	70,202
Other liabilities	79,014	60,626

Total liabilities	10,843,709	5,787,130

Noncontrolling interests	56,341	—

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 173,665,573 and 141,705,766 shares issued; 172,365,573 and 140,405,766 shares outstanding, respectively)	1,724	1,404
Additional paid-in capital	1,896,277	1,248,745
Retained earnings	36,468	46,783
Deferred compensation	—	(65,729)
Accumulated other comprehensive income (loss), net	543	(1,339)
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	1,905,086	1,199,938

Total liabilities, noncontrolling interests and shareholders’ equity	$12,805,136	$6,987,068

CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005

	($ in thousands, except per share data)
Net investment income:
Interest income	$195,498	$153,331	$108,574
Fee income	41,542	29,915	26,483

Total interest and fee income	237,040	183,246	135,057
Operating lease income	4,625	—	—

Total investment income	241,665	183,246	135,057
Interest expense	97,782	57,571	34,586

Net investment income	143,883	125,675	100,471
Provision for loan losses	14,713	7,847	9,902

Net investment income after provision for loan losses	129,170	117,828	90,569

Operating expenses:
Compensation and benefits	33,320	22,801	21,366
Other administrative expenses	17,299	16,011	9,254

Total operating expenses	50,619	38,812	30,620

Other income (expense):
Diligence deposits forfeited	2,267	1,452	1,148
(Loss) gain on investments, net	(251)	3,866	2,128
Gain on derivatives	526	13	73
Loss on residential mortgage investment portfolio	(6,106)	(2,074)	—
Other income, net of expenses	3,908	3,189	961

Total other income	344	6,446	4,310

Noncontrolling interests expense	(861)	—	—

Net income before income taxes and cumulative effect of accounting change	78,034	85,462	64,259
Income taxes	13,110	33,527	25,061

Net income before cumulative effect of accounting change	64,924	51,935	39,198
Cumulative effect of accounting change, net of taxes	370	—	—

Net income	$65,294	$51,935	$39,198

Net income per share:
Basic	$0.44	$0.39	$0.34
Diluted	$0.42	$0.37	$0.33

Average shares outstanding:
Basic	149,722,991	133,816,659	116,398,277
Diluted	154,450,572	140,354,039	117,472,106

Dividends paid per share	$0.49	$—	$—

CapitalSource Inc.
Net Income to Adjusted Earnings Reconciliation
(Unaudited)
     During the first quarter of 2006, we began evaluating our performance based on several measures, including adjusted earnings. Management views adjusted earnings and the related per share measures as useful and appropriate supplements to net income and earnings per share. These measures serve as an additional measure of our operating performance because they facilitate evaluation of the company without the effects of certain adjustments in accordance with U.S. generally accepted accounting principles (“GAAP”) that may not necessarily be indicative of current operating performance. We define adjusted earnings as net income as determined in accordance with GAAP, adjusted for real estate depreciation, amortization of deferred financing fees, unrealized gains and losses on our residential mortgage investment portfolio and related derivatives, unrealized gains and losses on other derivatives and foreign currencies, net gains and losses on investments, provision for loan losses, charge offs, recoveries, non-recurring items and the cumulative effect of changes in accounting principles, with appropriate adjustments of the foregoing for income taxes.
     Adjusted earnings should not be considered as an alternative to net income or cash flows from operating activities (each computed in accordance with GAAP). Instead, adjusted earnings should be reviewed in connection with net income and cash flows from operating, investing and financing activities in our consolidated financial statements, to help analyze how our business is performing. Adjusted earnings and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our adjusted earnings to other REITs.

     A reconciliation of our reported net income to adjusted earnings for the three months ended March 31, 2006 and December 31, 2005 was as follows ($ in thousands, except per share data):

		Three Months
	Three Months Ended	Ended December 31,
	March 31, 2006	2005
	($ in thousands, except per share data)
Net income	$65,294	$51,935
Add:
Real estate depreciation (1)	1,390	—
Amortization of deferred financing fees	6,902	5,271
Net unrealized losses on residential mortgage investment portfolio, including related derivatives (2)	4,447	1,436
Unrealized gain on derivatives and foreign currencies, net	(251)	(50)
Unrealized loss on investments, net	1,236	187
Provision for loan losses	14,713	7,847
Recoveries (3)	—	123
Less:
Charge offs (4)	276	685
Non-recurring items	—	—
Cumulative effect of accounting change, net of taxes	370	—
Adjustment for income taxes (5)	(11,384)	(5,539)

Adjusted earnings	$81,701	$60,525

Net income per share:
Basic — as reported	$0.44	$0.39
Diluted — as reported	$0.42	$0.37

Adjusted earnings per share:
Basic	$0.55	$0.45
Diluted	$0.53	$0.43

Average shares outstanding:
Basic	149,722,991	133,816,659
Diluted	154,450,572	140,354,039
(1) Depreciation for direct real estate investments only. Excludes depreciation for corporate leasehold improvements, fixed assets and other non-real estate items.
(2) Includes mark-to-market changes for residential mortgage-backed securities and related derivatives.
(3) Includes all recoveries on loans during the period.
(4) To the extent we experience losses on loans for which we specifically provided prior to January 1, 2006, there will be no adjustment to earnings. All charge offs incremental to previously provided for losses will be deducted from net income.
(5) Adjustments to net income shown on a pre-tax basis. Adjustment for income taxes made for TRS items assuming a 38.6% and 39.2% tax rate for the three months ended March 31, 2006 and December 31, 2005, respectively. Also included for the three months ended March 31, 2006 is the write-off of a $4.7 million net deferred tax liability recorded in connection with our conversion to a REIT.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended
March 31,	December 31,	March 31,	Year Ended December 31,
2006	2005	2005	2005	2004
Commercial Lending & Investment Segment:

Performance ratios:
Adjusted return on average assets	4.50%	3.86%	3.98%	3.94%	4.26%
Adjusted return on average equity	22.66%	18.04%	20.01%	19.52%	16.85%
Yield on average interest earning assets	12.69%	12.15%	11.46%	12.15%	11.59%
Cost of funds	5.55%	5.01%	3.71%	4.43%	3.08%
Net finance margin	8.40%	8.34%	8.52%	8.65%	9.30%
Operating expenses as a percentage of average total assets	2.82%	2.48%	2.58%	2.65%	3.09%
Efficiency ratio (operating expenses / net investment income and other income)	32.70%	29.38%	29.20%	30.05%	31.80%
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.66%	0.70%	1.12%	0.70%	0.76%
Loans on non-accrual status as a percentage of loans (as of period end)	2.24%	2.30%	1.49%	2.30%	0.53%
Impaired loans as a percentage of loans (as of period end)	3.34%	3.33%	3.14%	3.33%	0.77%
Net charge offs as a percentage of average loans (annualized)	0.02%	0.14%	0.00%	0.27%	0.26%
Allowance for loan losses as a percentage of loans (as of period end)	1.58%	1.46%	0.96%	1.46%	0.82%
Total debt to equity (as of period end)	3.00	x	4.48	x	3.95	x	4.48	x	3.93	x
Equity to total assets (as of period end)	24.60%	17.17%	19.90%	17.17%	19.98%

Average balances ($ in thousands):
Average loans	$6,364,136	$5,661,257	$4,527,941	$5,046,704	$3,287,734
Average assets	6,947,553	6,216,302	4,820,240	5,419,981	3,481,787
Average interest earning assets	6,699,752	5,980,560	4,780,423	5,309,530	3,453,888
Average income earning assets	6,826,600	5,980,560	4,780,423	5,309,530	3,453,888
Average borrowings	5,322,890	4,554,672	3,784,303	4,193,128	2,567,077
Average equity	1,378,908	1,331,396	958,019	1,093,882	880,884

Consolidated CapitalSource Inc.:

Performance ratios:
Adjusted return on average assets	3.65%	3.86%	3.98%	3.94%	4.26%
Adjusted return on average equity	21.61%	18.04%	20.01%	19.52%	16.85%
Yield on average interest earning assets	11.01%	12.15%	11.46%	12.15%	11.59%
Cost of funds	5.43%	5.01%	3.71%	4.43%	3.08%
Net finance margin	6.59%	8.34%	8.52%	8.65%	9.30%
Operating expenses as a percentage of average total assets	2.26%	2.48%	2.58%	2.65%	3.09%
Efficiency ratio (operating expenses / net investment income and other income)	35.10%	29.38%	29.20%	30.05%	31.80%

Leverage ratios:
Total debt to equity (as of period end)	5.65	x	4.48	x	3.95	x	4.48	x	3.93	x
Equity to total assets (as of period end)	14.88%	17.17%	19.90%	17.17%	19.98%

Average balances ($ in thousands):
Average loans	$6,364,136	$5,661,257	$4,527,941	$5,046,704	$3,287,734
Average assets	9,086,046	6,216,302	4,820,240	5,419,981	3,481,787
Average interest earning assets	8,731,522	5,980,560	4,780,423	5,309,530	3,453,888
Average income earning assets	8,858,370	5,980,560	4,780,423	5,309,530	3,453,888
Average borrowings	7,307,304	4,554,672	3,784,303	4,193,128	2,567,077
Average equity	1,532,987	1,331,396	958,019	1,093,882	880,884

CapitalSource Inc.
Commercial Loan Portfolio/Credit Quality Data
(Unaudited)
Commercial Loan Portfolio (1):

	March 31, 2006		December 31, 2005
	($ in thousands)
Composition of portfolio by loan type:
First mortgage loans	$2,389,551	37%	$1,970,709	33%
Senior secured asset-based loans	2,030,419	32	2,022,123	34
Senior secured cash flow loans	1,745,409	27	1,740,184	29
Mezzanine loans	267,558	4	254,727	4

Total	$6,432,937	100%	$5,987,743	100%

Composition of portfolio by lending business:
Structured Finance	$2,152,785	33%	$1,909,149	32%
Healthcare and Specialty Finance	2,501,217	39	2,281,419	38
Corporate Finance	1,778,935	28	1,797,175	30

Total	$6,432,937	100%	$5,987,743	100%

(1)	Our total commercial loan portfolio includes loans, loans held for sale and receivables under repurchase agreements.
Asset Classification:

	March 31, 2006	December 31, 2005
	($ in thousands)
Loans 60 or more days contractually delinquent	$42,295	$41,785
Non-accrual loans (1)	144,018	137,446
Impaired loans (2)	214,565	199,257
Less: loans in multiple categories	(181,731)	(175,070)

Total	$219,147	$203,418

Total as a percentage of total loans	3.41%	3.40%

(1)	Includes loans with an aggregate principal balance of $33.6 million and $37.6 million as of March 31, 2006 and December 31, 2005, respectively, that were also classified as loans 60 or more days contractually delinquent.

(2)	Includes loans with an aggregate principal balance of $37.7 million and $37.6 million, respectively, as of March 31, 2006 and December 31, 2005 that were also classified as loans 60 or more days contractually delinquent, and loans with an aggregate principal balance of $144.0 million and $137.4 million as of March 31, 2006 and December 31, 2005, respectively, that were also classified as loans on non-accrual status.